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                      May 16, 2022

       Christie Kelly
       Executive Vice President, Chief Financial Officer and Treasurer Realty Income Corporation
       11995 El Camino Real
       San Diego, CA 92130

                                                        Re: Realty Income
Corporation
                                                            Form 10-K for
fiscal year ended December 31, 2021
                                                            Filed February 23,
2022
                                                            File No. 001-13374

       Dear Ms. Kelly:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Real Estate & Construction